Exhibit 23.1B

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Man Loong Bullion Company Limited:

We consent to the inclusion in the foregoing Registration Statement on Form S-1A No. 3 of our report dated June 24, 2013, relating to our audit of the balance sheets of Man Loong Bullion Company Limited as of March 31, 2013 and 2012, and the related statements of operations, stockholders' equity, and cash flows for the year ended March 31, 2013 and 2012.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

October 1, 2013